Exhibit 3

Names and Addresses of the Underwriters

BBVA Securities Inc.

1345 Avenue of the Americas, 44th Floor

New York, New York 10105

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179